Exhibit 10.2

Restricted Stock Award Agreement

Staples, Inc.

Employer ID: 04-2896127

500 Staples Drive

Framingham, MA 01702

ACCOUNT ID:
«FirstName» «MiddleName» «LastName»	LOCATION:
«Address1»
«Address2»
«Address3»
«City», «State» «Zip»
«Country»

In consideration of services rendered to Staples, Inc., you have been awarded restricted shares of Staples’ Common Stock under Staples, Inc.’s Amended and Restated 2004 Stock Incentive Plan, as follows:

Award No.:
Stock Option Plan:	2004RS
Date of Grant:
Total Number of Shares:
Fair Market Value per Share:	$
Total Value of Shares Granted:	$

Vesting Date	Number of Shares Vesting on Vesting Date

By your acceptance of this Restricted Stock Award, you acknowledge that this award is granted under and governed by the terms and conditions of Staples, Inc.’s Amended and Restated 2004 Stock Incentive Plan (as further amended or restated from time to time) and by the terms and conditions of Staples, Inc.’s Restricted Stock Award Agreement as attached.

You understand and agree that this Restricted Stock Award is being granted to you in exchange for your execution of a Non-Compete and Non-Solicitation Agreement in a form approved by Staples.

Staples, Inc.

Ronald L. Sargent
Chairman and Chief Executive Officer

Attachment:  Staples, Inc. Restricted Stock Award Agreement

Restricted Stock Award Agreement

1.             Award.  In consideration of services rendered, Staples, Inc., a Delaware corporation (“Staples”), hereby awards to the Associate named in the accompanying Notice of Award of Restricted Stock (the “Notice”), pursuant to Staples’ Amended and Restated 2004 Stock Incentive Plan (the “Plan”), the Total Number of Shares of Common Stock of Staples stated in the Notice (the “Shares”) subject to the terms and conditions of this Restricted Stock Award Agreement and the Plan.  Except where the context otherwise requires, the term “Staples” shall include any parent and all present and future subsidiaries of Staples as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended or replaced from time to time (the “Code”).

2.             Transferability of Shares.  Until the Vesting Date described below, the Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of (whether by operation of law or otherwise) nor shall the Shares be subject to execution, attachment or similar process, except that the Shares may be transferred by will or the laws of descent and distribution or, upon notice to Staples, for estate planning purposes to entities that are beneficially owned entirely by family members.  All transferees of the Shares must agree to be governed by all of the terms and conditions of this Agreement.  Upon any sale, transfer, assignment, pledge, hypothecation or other disposition, or any attempt to sell, assign, transfer, pledge, hypothecate or otherwise dispose, of the Shares contrary to the provisions hereof, or upon the levy of any execution, attachment or similar process upon the Shares or such rights, the Shares shall, at the election of Staples, be deemed repurchased by Staples at a repurchase price of zero and all rights with respect to the Shares shall be forfeited to Staples.  In addition, Staples may seek any other legal or equitable remedies available to it, including rights of specific performance.  Staples may refuse to recognize as a shareholder of Staples any purported transferee of or holder of any rights with respect to the Shares and may retain and/or recover all dividends payable or paid with respect to such Shares.

3.             Vesting of Shares.  Except as otherwise provided in this Agreement, the transfer restrictions on the Shares shall lapse, and the Shares shall be considered to “vest”, on the Vesting Date set forth in the Notice.

4.             Vesting Date.

(a)  Continuous Relationship with Staples Required.  Except as otherwise provided in this Section 4, the Shares shall not vest unless the Associate is, and has been at all times since the Date of Award set forth in the Notice, an employee of, or a consultant to, Staples (an “Eligible Associate”).  In addition, the Shares shall not vest during any period that the Associate is suspended for an offense which could lead to a termination by Staples for “cause” (as defined below).

(b)  Termination of Relationship with Staples.  If the Associate ceases to be an Eligible Associate for any reason prior to the Vesting Date, then, except as provided in paragraph (c) below or in Section 10, the Shares shall be deemed repurchased by Staples at a repurchase price of zero and ownership of all right, title and interest in and to the Shares shall be forfeited and revert to Staples on the date such Associate ceases to be an Eligible Associate.  If the Associate is an employee on an approved leave of absence, then the Shares shall not be forfeited as a result of such leave of absence unless and until the Associate’s employment relationship is ultimately terminated

(c)  Vesting Upon Death or Disability or Retirement.  If the Associate (i) dies; (ii) becomes disabled (within the meaning of Section 22(e)(3) of the Code); or (iii) terminates employment on or after the Retirement Age Qualification Date (defined below), in each case prior to the Vesting Date while he or she is an Eligible Associate, then the Shares shall vest in full.  For purposes of this Section 4(c), the “Retirement Age Qualification Date” shall mean the first Quarterly Measurement Date (defined below) to occur on or after both (A) the Date of Award and (B) the date that the Associate has attained age 65.  For purposes of this Section 4(c), the “Quarterly Measurement Date” means the sixth Thursday following the end of each fiscal quarter.  In addition and subject to Section 11 of this Agreement, on the Eligible Associate’s Retirement Age Qualification Date, a number of unvested Shares that is sufficient to satisfy the Eligible Associate’s federal, state or local income and employment tax obligations with respect to the Shares that are triggered by virtue of the Eligible Associate satisfying the conditions of the Retirement Age Qualification Date shall vest in full, provided that Staples may only withhold a number of such vested Shares that is necessary to meet the minimum federal, state or local income and employment tax withholding requirements.

(d)  Repurchase/Forfeiture.  Upon repurchase/forfeiture of the Shares for any reason hereunder, the Associate shall cease to have any rights or privileges as a stockholder of Staples with respect to the Shares repurchased/forfeited and such Shares shall again be available for subsequent option grants or awards under the Plan.

5.             Delivery of Shares.  Staples shall, upon the Date of Award, effect issuance of the Shares by registering the Shares in book entry form with Staples’ transfer agent in the name of the Associate.  No certificate(s) representing all or a part of the Shares shall be issued until vesting.

6.             No Special Employment or Similar Rights.  Nothing contained in the Plan or this Agreement shall be construed or deemed by any person under any circumstances to bind Staples to continue the employment or other relationship of the Associate with Staples for the period prior to or after vesting.

7.             Rights as a Shareholder.  Except as otherwise provided herein, the Associate (a) shall have the right to vote the Shares and act in respect of the Shares at any meeting of shareholders, but (b) shall not have any rights to receive cash dividends with respect to the Shares until vesting.

8.             Adjustment Provisions.

(a)  General.   In the event of any recapitalization, reclassification of shares, combination of shares, stock dividend, stock split, reverse stock split, spin-off or other similar change in capitalization or event or any distribution to holders of Common Stock other than an ordinary cash dividend, the Associate shall, with respect to the Shares, be entitled to the rights and benefits, and be subject to the limitations, set forth in Section 9(a) of the Plan.

(b)  Board Authority to Make Adjustments.  Any adjustments under this Section 8 will be made by the Board of Directors, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.  No fractional shares will be issued with respect to Shares on account of any such adjustments.

9.             Mergers, Consolidations, Distributions, Liquidations, Etc.  In the event of a merger or consolidation or any share exchange transaction in which outstanding shares of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity, or in the event of a liquidation of Staples, the Associate shall, with respect to this Agreement, be entitled to the rights and benefits, and be subject to the limitations, set forth in Section 9 of the Plan.

10.           Vesting Following a Change in Control.

(a)  Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)  A “Change in Control” shall be deemed to have occurred if (A) any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than Staples, any trustee or other fiduciary holding securities under an employee benefit plan of Staples, or any corporation owned directly or indirectly by the stockholders of Staples in substantially the same proportion as their ownership of stock of Staples), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Staples representing 30% or more of the combined voting power of Staples’ then outstanding securities (other than pursuant to a merger or consolidation described in clause (1) or (2) of subsection (C) below); (B) individuals who, as of the date hereof, constitute the Board of Directors of Staples (as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Staples’ stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Staples, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; (C) the stockholders of Staples approve a merger or consolidation of Staples with any other corporation, and such merger or consolidation is consummated, other than (1) a merger or consolidation which would result in the voting securities of Staples outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 75% of the combined voting power of the voting securities of Staples or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of Staples (or similar transaction) in which no “person” (as defined above) acquires more than 30% of the combined voting power of Staples’ then outstanding securities; or (D) the stockholders of Staples approve an agreement for the sale or disposition by Staples of all or substantially all of Staples’ assets, and such sale or disposition is consummated.

(ii) “Surviving Corporation” shall mean (x) in the case of a Change in Control pursuant to clause (A) or clause (B) of Section 10(a)(i), Staples; (y) in the case of a Change in Control pursuant to clause (C) of Section 10(a)(i), the surviving or resulting corporation in such merger or consolidation; and (z) in the case of a Change in Control pursuant to Clause (D) of Section 10(a)(i), the entity acquiring the majority of the assets being sold or disposed of by Staples.

(iii)         “Cause,” as determined by Staples or the Surviving Corporation (which determination shall be conclusive), shall mean:

(A)          Willful failure by the Associate to substantially perform his or her duties with Staples (other than any failure resulting from incapacity due to physical or mental illness); provided, however, that Staples has given the Associate a written demand for substantial performance, which specifically identifies the areas in which the Associate’s performance is substandard, and the Associate has not cured such failure within 30 days after delivery of the demand.  No act or failure to act on the Associate’s part will be deemed “willful” unless the Associate acted or failed to act without a good faith or reasonable belief that his or her conduct was in Staples’ best interest; or

(B)           Breach by the Associate of any provision of any employment, consulting, advisory, proprietary information, non-disclosure, non-competition, non-solicitation or other similar agreement between the Associate and Staples, including, without limitation, the Proprietary and Confidential Information Agreement and/or the Non-Compete and Non-Solicitation Agreement; or

(C)           Violation by the Associate of the Code of Ethics; or

(D)          The Associate’s engagement in intentional deceitful act(s) that results in (1) an improper personal benefit, or (2) injury to Staples; or

(E)           The Associate’s engagement in fraud or willful misconduct (not acting in good faith or with reasonable belief that conduct was in the best interests of Staples) that significantly contributes to Staples preparing a material financial restatement, other than a restatement of financial statements that became materially inaccurate because of revisions to generally accepted accounting principles; or

(F)           Failure by the Associate to devote his or her full working time to the affairs of Staples except as may be authorized in writing by Staples’ CEO or other authorized Staples official; or

(G)           The Associate’s engagement in business other than the business of Staples except as may be authorized in writing by Staples’ CEO or other authorized Staples official; or

(H)          The Associate’s engagement in misconduct, which is demonstrably and materially injurious to Staples.

For purposes of the definition of Cause contained in this Section 10(a) and for purposes of Section 12 regarding forfeiture and recovery for Misconduct, any reference therein to Staples (other than with respect to defining the Board of Directors) shall also include any entity that Staples directly or indirectly controls.

(b)  Effect of Change in Control.  If a Change in Control of Staples occurs, the Shares shall become vested as follows:

(i)  If, upon the Change in Control, the Associate

(A) is not offered employment with the Surviving Corporation (or is not allowed to continue his or her employment, if the Surviving Corporation is Staples) in a position (1) in which the title, employment duties and responsibilities, conditions of employment, and the level of compensation and benefits are at least equivalent to those in effect during the 90-day period immediately preceding the Change in Control and (2) that does not involve a relocation of the Associate’s principal place of employment of more than an additional 50 miles from his or her primary residence at the time of the Change in Control, and

(B) does not accept (or continue) employment with the Surviving Corporation (regardless of position, compensation or location) (other than as a result of retirement), or

(ii) If, within one year following the date of the Change in Control, the Associate either

(A) is discharged without cause (as defined in Section 10(a) above) or

(B) resigns or retires because his or her title or employment duties and responsibilities are diminished, his or her conditions of employment are adversely changed, the level of his or her compensation and benefits are reduced, or his or her principal place of employment is relocated by more than an additional 50 miles from his or her primary residence at the time of the Change in Control, then the vesting of Shares shall be accelerated such that all of Shares shall vest effective upon the date of such discharge, resignation or retirement (which shall be considered a Vesting Date hereunder).

11.           Withholding Taxes.  Staples’ obligation to vest the Shares shall be subject to the Associate’s satisfaction of all applicable federal, state and local income and employment tax withholding requirements.  Staples may deduct any such tax obligations from any payment of any kind otherwise due to the Associate, including salary and bonus payments, and may withhold or sell a sufficient number of Shares on behalf of the Associate to satisfy such tax obligations.

12.          Forfeiture and Recovery for Misconduct.

(a)           Right of Recovery.

Notwithstanding any other provision of the Plan, the Notice or this Agreement to the contrary, if the Board of Directors of Staples (or its authorized designee, the “Board”) determines during the Recovery Period (as defined in Section 12(a) below) that an Associate has engaged in any of the conduct set forth in clauses (B) through (E) of Section 10(a)(iii) (which determination shall be conclusive, “Misconduct”), the Board, subject to the limitations set forth in this Section 12, may in its sole discretion (1) terminate such Associate’s participation in the Plan, and/or (2) treat any outstanding unvested Shares granted under the Plan as forfeited, and/or (3) demand that the Associate pay in cash or transfer in Shares the amount described in Section 12(b); provided, however, that in the event the Board determines during the Recovery Period that the Associate engaged in Misconduct as described in clause (E) of Section 10(a)(iii) (“Restatement Misconduct”), the Board shall in all circumstances, in addition to any other recovery action taken, require forfeiture and demand repayment pursuant hereto.

“Recovery Period” means (1) if the Misconduct relates to Restatement Misconduct, or the Misconduct consists of acts or omissions relating to Staples’ financial matters that in the discretion of the Board are reasonably unlikely to be discovered prior to the end of the fiscal year in which the Misconduct occurred and the completion of the outside audit of Staples’ annual financial statements, the period during which the Associate is employed by Staples and the period ending 18 months after the Associate’s last day of employment; (2) if the Misconduct relates to the breach of any agreement between the Associate and Staples, the term of the agreement and the period ending six months following the expiration of the agreement, and (3) in all other cases, the period during which the Associate is employed by Staples and the period ending six months after the Associate’s last day of employment.  If during the Recovery Period the Board gives written notice to the Associate of potential Misconduct, the Recovery Period shall be extended for such reasonable time as the Board may specify is appropriate for it to make a final determination of Misconduct and seek enforcement of any of its remedies described above.  Staples’ rights pursuant to this Section 12 shall terminate on the effective date of a Change in Control and no Recovery Period shall extend beyond that date except with respect to any Associate for which the Board prior to such Change in Control gave written notice to such Associate of potential Misconduct.

For purposes of administratively enforcing its rights under this Section 12, during any period for which potential Misconduct has been identified by Staples, the Board may (1) suspend such Associate’s participation in the Plan, or with respect to any award under the Plan, or (2) temporarily withhold, in whole or in part, the vesting of any award or the transfer of any Shares relating to any award made under the Plan.

(b)         Amount of Recovery.

With respect to Misconduct described in Section 10(a)(iii)(B) (breach of agreement) and Section 10(a)(iii)(C) (violation of Code of Ethics), and in addition to its right to effect a termination of participation and a forfeiture of outstanding unvested

Shares under the Plan, at the Board’s discretion, vested Shares shall be deemed repurchased by Staples at a repurchase price of zero and ownership of all right, title and interest in and to the Shares shall be forfeited and revert to Staples as of the date of such termination; or, if the Associate at such time no longer owns such Shares, Staples shall be entitled to recover from the Associate the gross profit earned by the Associate upon the disposition (whether by sale, gift, donation or otherwise) of such Shares.

With respect to Misconduct described in Section 10(a)(iii)(D) (intentional deceitful acts), and in addition to its right to effect a termination of participation and a forfeiture of outstanding unvested Shares under the Plan, the Board may recover from the Associate the amount (in cash or Shares) determined by the Board in its sole discretion to represent the financial impact of the Misconduct upon Staples; provided, however, that such recovery amount shall be reduced by the grant date fair market value of any forfeited unvested Shares and any amounts recovered from the Associate under Staples’ cash bonus plans and other short term or long term incentive plans as a result of such Misconduct.

With respect to Restatement Misconduct, and in addition to its right to effect a termination of participation and a forfeiture of outstanding unvested Shares under the Plan, vested Shares granted under the Plan to or for the benefit of the Associate during the twenty-four (24) month period following the first public issuance of the financial statements that are the subject of an accounting restatement shall be deemed repurchased by Staples at a repurchase price of zero and ownership of all right, title and interest in and to such Shares shall be forfeited and revert to Staples as of the date of such termination; or, if the Associate at such time no longer owns such Shares, Staples shall be entitled to recover from the Associate (1) the gross profit earned by the Associate upon the disposition (whether by sale, gift, donation or otherwise) of such Shares and (2) the gross profit earned by the Associate upon the disposition (whether by sale, gift, donation or otherwise) of any securities of Staples during such twenty-four (24) month period.

The term “recover” or “recovered” shall include, but shall not be limited to, any right of set-off, reduction, recoupment, off-set, forfeiture, or other attempt by Staples to withhold or claim payment of an award or any proceeds thereof (including any proceeds from the sale or other disposition of Shares).  For purposes of any recovery of Shares, Staples may treat Shares as fungible and shall not be required to identify, trace, or recover specific Shares.  Staples’ right of forfeiture and recovery of awards shall not limit any other right or remedy available to Staples for an Associate’s Misconduct, whether in law or equity, including but not limited to injunctive relief, terminating the Associate’s employment with Staples, or taking other legal action against the Associate.

The amount that may be recovered under this Section 12 shall be determined on a gross basis without reduction for taxes paid or payable by an Associate.

13.           Miscellaneous.

(a)  Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by Staples and the Associate unless the Board of Directors determines that the amendment or modification, taking into account any related action, would not materially and adversely affect the Associate.

(b)  All notices under this Agreement shall be mailed or delivered by hand to Staples at its main office, Attn: Secretary, and to the Associate to his or her last known address on the employment records of Staples or at such other address as may be designated in writing by either of the parties to one another.

(c)  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.